EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-101638 and 333-122110) pertaining to the various stock option, employee stock purchase, and other stock incentive plans of our reports dated July 30, 2013, except for the effect of the stock split discussed in Note 1, as to which the date is July 30, 2014, with respect to the consolidated financial statements of Neogen Corporation and Subsidiaries.

/s/ Ernst & Young LLP

Detroit, Michigan

July 30, 2014